SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 3/31/2006
FILE NUMBER 811-3826
SERIES NO.: 2


74U.     1.   Number of shares outstanding
              Class A                      7,271
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B                      3,409
              Class C                      2,483
              Investor Class              26,163


74V.     1.   Net asset value per share (to nearest cent)
              Class A                    $  5.67
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                    $  5.60
              Class C                    $  5.94
              Investor Class             $  5.70